Exhibit 23.4

Rex D. Morris
600 Leopard, Suite 1314
Corpus Christi, Texas 78401-0439
Office: 1(361) 232-4323
Fax: 1(888) 675-1695

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

I hereby consent to the reference to myself as petroleum engineer and to the use and reference of my report, delivered to ZaZa Energy Corporation (the “Company”) on March 1, 2013 and containing my opinion as to the proved, probable and possible reserves attributable to certain assets owned by ZaZa Energy, LLC, a subsidiary of the Company, as of December 31, 2012 (the “Reserves Report”), to the incorporation by reference therein Registration Statement (Form S-1) for the registration of 27,226,223 shares of common stock of ZaZa Energy Corporation.

Sincerely,

/s/ REX D MORRIS

Rex D. Morris
Consultant Reservoir Engineer

Houston, Texas

July 2, 2013

Rex D. Morris • 600 Leopard • Suite 1314 • Corpus Christi, Texas 78401-0439 • (361) 232-4323 • Fax (888) 675-1695